EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com
Press Release

Dr Michael Rosenblatt appointed Non-Executive Director at Shire

Basingstoke, UK – April 24th, 2008 – The Board of Directors of Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces today that Michael Rosenblatt M.D. will join the Board as a Non-Executive Director with immediate effect.

Dr Rosenblatt is the Dean of Tufts University School of Medicine, Boston, Massachusetts. He was previously Professor of Medicine at Harvard Medical School and has served in senior research positions at the Beth Israel Deaconess Medical Center in Boston. He was the founding director of the Carl J. Shapiro Institute for Education and Research at Harvard Medical School and Beth Israel Deaconess Medical Center.

In addition, Dr Rosenblatt has served as Director of the Harvard-MIT Division of Health Sciences and Technology and as Senior Vice President for Research at Merck Sharp & Dohme Research Laboratories where he headed a worldwide development team as well as directing drug discovery efforts in the United States, Japan and Italy. In Japan he was responsible for Merck’s clinical research and development; he also headed Merck Research’s worldwide University and Industry Relations Department.

Earlier in his career, Dr Rosenblatt was Chief of the Endocrine Unit at Massachusetts General Hospital. He is a graduate of Columbia University and gained his medical qualification at Harvard Medical School.

Dr James Cavanaugh, Chairman of Shire commented:

“We are honored to welcome Dr Rosenblatt to the Board of Directors. His impressive medical background and research experience will be of great value as we continue to grow our business through acquisition and product development.  As Shire grows its biopharmaceutical portfolio and expands its geographical reach, we will benefit greatly from Michael’s expertise and knowledge.”

Dr Rosenblatt added:

“Shire stands out in the global pharmaceutical industry with its differentiated model, impressive growth record and exciting pipeline.  I’m very pleased to be joining the Shire team at this time in the Company’s development.”

There are no details that are required to be disclosed under paragraph 9.6.13(1-6) of the Listing Rules of the Financial Services Authority.

Registered in England 5492592  Registered Office as above

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors

Further background on Michael Rosenblatt

Fuller Albright Young Investigator Award for ‘outstanding scientific achievement’ (1986)
Vincent du Vigneaud Award in peptide chemistry and biology
Chairman’s Award, Merck (1989)
Soma Weiss Award of the Harvard Medical Society (1973)
Citation of Appreciation, Japan Endocrine Society (1988)
Chaired the Gordon Conference on Chemistry and Biology of peptides
Served on the NIH Physiological Chemistry Study Section
On the NIH Board of Scientific Councilors of the National Institute of Diabetes and Digestive and Kidney Diseases
Elected to the American Society of Clinical Investigation
Association of American Physicians
Fellowship in the American Association for the Advancement of Science (1993)
President of the American Society of Bone and Mineral Research
Elected to the Association of Osteobiology (1994)
Testified before a US Senate Hearing on US biomedical research priorities (1997)

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.  Shire believes that a carefully selected portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 5492592  Registered Office as above

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development including, but not limited to the successful development of JUVISTA® (Human TGFb3) and veleglucerase alfa (GA-GCB); manufacturing and commercialization including, but not limited to, the establishment in the market of VYVANSE™ (lisdexamfetamine dimesylate) (Attention Deficit and Hyperactivity Disorder (“ADHD”)); the impact of competitive products, including, but not limited to, the impact of those on Shire’s ADHD franchise; patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise; government regulation and approval, including but not limited to the expected product approval date of INTUNIV™ (guanfacine extended release) (ADHD); Shire’s ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire plc’s filings with the Securities and Exchange Commission, including Shire plc’s Annual Report on Form 10-K for the year ended December 31, 2007.

Registered in England 5492592  Registered Office as above